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CERTIFICATE OF DESIGNATION

OF

AIM EXPLORATION, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

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SERIES D PREFERRED STOCK

The Articles of Incorporation of Aim Exploration Inc., a Nevada corporation (the “Corporation”), provide that the Corporation is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001, and that the Board of Directors have the authority to attach such terms as they deem fit with respect to the preferred stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, and pursuant to authority of the Board of Directors as required by Section 78.9155 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent, adopted a resolution providing for the designations, rights, powers and preferences and the qualifications, limitations and restrictions of 1,000,000 shares of Series D Preferred Stock, and that a copy of such resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation, the provisions of its Articles of Incorporation, and in accordance with the Nevada Revised Statutes, the Board of Directors hereby authorizes the filing of a Certificate of Designation of Series D Preferred Stock of the Corporation.  Accordingly, the Corporation is authorized to issue Series D Preferred Stock with par value of $0.001 per share, which shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”). The maximum number of shares of Series D Preferred Stock shall be 1,000,000 shares. The Series D Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

2. Dividends. The holders of the Series D Preferred Stock are not entitled to receive dividends.

3. Voting Rights. The holders of Series D Preferred Stock shall not have voting rights.

4. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock, the Series B Preferred Stock, the Series C Preferred Stock and any other class of stock on par with the Common Stock.

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation, shall not be deemed to be a Liquidation for purposes of this Designation.

5. Optional Conversion of Series D Preferred Stock. The holders of Series D Preferred Stock shall have conversion rights as follows:

(a) Conversion Right after Twelve (12) Months. Each share of Series D Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time after twelve (12) months from issuance, into shares of Common Stock at a discounted conversion rate (the “Discounted Conversion Rate”) of twenty percent (20%) of the closing price of the Corporation’s common stock on the day of the Conversion Demand (the “Optional Conversion Date”), subject to adjustment as provided in Section 3 of this Designation. Alternatively, each share of Series D Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time after twelve (12) months from issuance, into a convertible promissory note (in each instance, a “Note”) on the Optional Conversion Date, which Note shall accrue interest at ten percent (10%) per annum and be convertible into shares of the Corporation’s common stock at the Discounted Conversion Rate.

(b) Conversion Right before and at Twelve (12) Months. Each share of Series D Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time prior to and up until twelve (12) months from issuance, into shares of Common Stock at the Discounted Conversion Rate of twenty percent (20%) of the closing price of the Corporation’s common stock on the Optional Conversion Date, provided that the closing price of the Corporation’s common stock is at least $3.00 per share on the Optional Conversion Date.

(c) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series D Preferred Stock in accordance with Section 5(a) and 5(b) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the Optional Conversion Date. Within five (5) days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series D Preferred Stock, if any, or, if none, of the Corporation. Each Holder of the Series D Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series D Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(d) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series D Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 5(d) based on the number of shares of Series D Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series D Preferred Stock by the Corporation upon conversion of Series D Preferred Stock by such Holder.

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(e) Reservation of Stock. The Corporation shall at all times when any shares of Series D Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized by unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f) Leak-Out. Upon conversion pursuant to this Section 5(a) or (b), the common shares acquired will be subject to the following leak-out formula. Each Holder will be permitted to trade twenty percent (20%) (the “Trading Cap”) of the Corporation’s average daily trading volume on the OTCPink multiplied by the percentage of outstanding shares of Series D Preferred Stock the Holder originally held on the Optional Conversion Date.

(g) Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation shall, at any time or from time to time after issuance, effect a split of the outstanding Common Stock or stock dividend, the Discounted Conversion Rate shall be proportionately decreased. If the Corporation shall, at any time or from time to time after issuance, combine the outstanding shares of Common Stock, the Discounted Conversion Rate shall be proportionately increased. Any adjustments under this Section 5(g) shall be effective at the close of business on the date the stock split or combination becomes effective.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Discounted Conversion Rate pursuant to Section 5 of this Designation, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its principal financial officer to verify such computation and prepare and furnish to each Holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and setting forth in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series D Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Discounted Conversion Rate in effect at such time for the Series D Preferred Stock; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at such time would be received upon the conversion of the Series D Preferred Stock.

6. Redemption. The Corporation shall have redemption rights as follows:

(a)       Mandatory Payment Redemption after Two (2) Years. If not sooner converted in accordance with Section 5(a) and/or 5(b) hereinabove, on the date that is two (2) years from issuance of the Series D Preferred Stock, the Corporation shall redeem all of the outstanding shares of Series D Preferred Stock, without the payment of additional consideration by the Holder thereof, by paying to the Holders of Series D Preferred Stock an amount in cash equal to one hundred and fifteen percent (115%) of the Stated Value for each share remaining outstanding, by giving to each Holder of Series D Preferred Stock of record at his or her last known address, as shown on the records of the Corporation notice in writing, by first-class mail, postage prepaid stating the date and plan of redemption, hereinafter called the “Redemption Notice.” On or after the date fixed for redemption, each Holder of shares called for redemption shall surrender his or her certificate(s) for such shares to the Corporation at the place designated in the redemption notice accompanied by a duly executed stock power or other appropriate instrument of assignment and shall thereupon be entitled to receive payment of the redemption price. If the Redemption Notice is duly given, then, whether or not the certificates evidencing the shares to be redeemed are surrendered, all rights with respect to such shares of Series D Preferred Stock shall terminate on the date fixed for redemption, except the right of the Holders to receive the redemption price, without interest.

(b)       Corporation Optional Redemption. If not sooner converted in accordance with Section 5(a) and/or 5(b) hereinabove, the Corporation, at the option of the Board of Directors, may, at any time, redeem all of the outstanding shares of Series D Preferred Stock by paying to the Holders of Series D Preferred Stock one hundred and fifteen percent (115%) of the Stated Value for each share remaining outstanding by giving Redemption

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Notice to each Holder of Series D Preferred Stock of record at his or her last known address, as shown on the records of the Corporation notice in writing, by first-class mail, postage prepaid stating the date and plan of redemption. On or after the date fixed for redemption, each Holder of shares called for redemption shall surrender his or her certificate(s) for such shares to the Corporation at the place designated in the redemption notice accompanied by a duly executed stock power or other appropriate instrument of assignment and shall thereupon be entitled to receive payment of the redemption price. If the Redemption Notice is duly given, then, whether or not the certificates evidencing the shares to be redeemed are surrendered, all rights with respect to such shares of Series D Preferred Stock shall terminate on the date fixed for redemption, except the right of the Holders to receive the redemption price, without interest.

(c)       For purposes of this Section 6, “Stated Value” shall mean $1.00

7. No Preemptive Rights. No holder of the Series D Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

8. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the majority holders of the Series D Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Corporation's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series D Preferred Stock.

9. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series D Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such shares of Series D Preferred Stock into Common Stock.

10. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series D Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate, effective on August 2, 2017.

AIM EXPLORATION INC.

By:	/s/ James Robert Todhunter
Name: James Robert Todhunter
Title: Chief Executive Officer

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